Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Bridge Capital Holdings for the registration of a warrant for the purchase of 396,412 shares of common stock and 396,412 shares of common stock issuable upon exercise of such warrant, and to the incorporation by reference therein of our report dated March 3, 2008, with respect to the consolidated financial statements of Bridge Capital Holdings, and the effectiveness of internal control over financial reporting of Bridge Capital Holdings, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

PaloAlto, California
February 17, 2009